Exhibit 99.1

Foresight Energy LP Announces Consent Solicitation for 7.875% Senior Notes Due 2021

and Agreement with Majority Holder to Consent

ST. LOUIS, Missouri—(BUSINESS WIRE)—March 30, 2015—Foresight Energy LP (together with its direct and indirect subsidiaries, collectively, “we”, “us”, “the Partnership” or “Foresight Energy”) announced today that its wholly owned subsidiaries, Foresight Energy LLC and Foresight Energy Finance Corporation (collectively, the “Issuers”), are soliciting consents from holders of their outstanding 7.875% Senior Notes due 2021 (the “Notes”) to approve amendments (the “Proposed Amendments”) to the indenture relating to the Notes (the “Indenture”) (i) to permit us to incur up to $1,050 million of secured debt pursuant to our credit agreement from and after the Effective Time, and (ii) to amend the definition of “Qualifying Owners” to allow Murray Energy Corporation and its affiliates (collectively “Murray Energy”) to acquire an 80% voting interest (the “Acquisition”) in Foresight Energy GP LLC, the general partner of Foresight Energy LP, without triggering a “Change of Control” as defined in the Indenture, and to further modify the definition of “Qualifying Owners” to remove the persons currently listed therein so that they will not constitute Qualifying Owners following the Acquisition for purposes of determining whether or not a Change of Control has occurred.

In addition, Foresight Energy announced today that Foresight Energy and Murray Energy have reached an agreement with the holder of greater than a majority in aggregate principal amount of the Notes, pursuant to which such holder has agreed to consent with respect to all of its Notes. Accordingly, Foresight Energy has commenced the consent solicitation in order to offer the Consent Payment (as defined below) to all holders of the Notes.

Foresight Energy will make a cash payment (the “Consent Payment”) of $80 per $1,000 in aggregate principal amount of Notes held by each holder of Notes as of the Record Date (as defined below) who has validly delivered a duly executed consent at or prior to the Expiration Time (as defined below) and who has not revoked the consent in accordance with the procedure described in the Consent Solicitation Statement (as defined below). Foresight Energy expects that the Consent Payment will be paid on or promptly after the consummation of the Acquisition and the payment thereof is subject to the conditions described in the Consent Solicitation Documents (as defined below).

Adoption of the Proposed Amendments requires the consent of the holders of at least a majority of the aggregate principal amount of all outstanding Notes voting as a single class (such consent, the “Requisite Consents”). The aggregate outstanding principal amount of the Notes as of March 27, 2015 was $600,000,000. Consents may be validly revoked at any time prior to the Effective Time (as defined below) but not thereafter.

The Issuers anticipate that, promptly after receipt of the Requisite Consents prior to the Expiration Time, the Issuers will give notice to Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture (the “Trustee”), that the Requisite Consents have been obtained and the Issuers and the Trustee will execute and deliver a supplemental indenture (the “Supplemental Indenture”) to the Indenture (such time, the “Effective Time”). Pursuant to the terms of the Supplemental Indenture, the Proposed Amendments will become effective at the Effective Time and shall thereafter bind every holder of Notes. However, if the Acquisition is not consummated at or prior to 5:30 p.m., New York City time, on April 27, 2015 (as such date may be extended pursuant to the Purchase Agreement (as defined in the Consent Solicitation Statement)), the Supplemental Indenture provides that the Proposed Amendments shall revert to the form in effect prior to the Effective Time.

The consent solicitation will expire at 5:00 p.m., New York City time, on April 1, 2015 (such date and time, as the Issuers may extend from time to time, the “Expiration Time”). Only holders of record of the Notes as of 5:00 p.m., New York City time, on March 27, 2015 (the “Record Date”), are eligible to deliver consents to the Proposed Amendments in the consent solicitation.

The consent solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated March 30, 2015 (as may be amended or supplemented from time to time, the “Consent Solicitation Statement”), and the accompanying consent letter (together, the “Consent Solicitation Documents”). The Issuers may, in their sole discretion, terminate, extend or amend the consent solicitation at any time as described in the Consent Solicitation Statement.

Copies of the Consent Solicitation Documents and other related documents may be obtained from D.F. King & Co., Inc., the Information and Tabulation Agent, at (212) 269-5550 (Banks and Brokers) or (866) 530-8636 (toll free). Holders of the Notes are urged to review the Consent Solicitation Documents for the detailed terms of the consent solicitation and the procedures for consenting to the Proposed Amendments. Any persons with questions regarding the consent solicitation should contact the Solicitation Agents, Deutsche Bank Securities Inc., at (212) 250-7527 (collect) or (855) 287-1922 (toll free) or Goldman, Sachs & Co., at (212) 902-6941 (collect) or (800) 828-3182 (toll free).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets generally, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of the Partnership. The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Foresight Energy becomes aware of, after the date hereof.

About Foresight Energy LP

Foresight Energy is a leading coal producer in the Illinois Basin region of the United States with over three billion tons of coal reserves currently supporting four mining complexes. Our logistics give each of these mining complexes multiple modes of transportation to reach the end-users of our coal, including rail, barge and truck. We serve both the domestic and international markets.

Contact

Oscar A. Martinez

Senior Vice President & Chief Financial Officer

(314) 932-6160

Investor.relations@foresight.com